EXHIBIT 99.22

Amendment No. 1 to Schedule 13D

Introduction

This Amendment No. 1 (this “Amendment No. 1”) amends the statement on Schedule 13D, dated November 21, 1990 (the “Original Statement”) (the Original Statement and this Amendment No. 1 are sometimes hereinafter collectively called the “Schedule 13D”), relating to the Common Stock, par value $.005 per share (“Common Stock”), issued by Unipac Corporation (the “Company”), filed jointly by Channel Limited Partnership (“Channel”), Brandon Limited Partnership No. 1 (“Brandon No. 1”), Brandon Limited Partnership No. 2 (“Brandon No. 2”), Rodney Cyril Sacks (“Sacks”) , Hilton Hiller Schlosberg (“Schlosberg”) and Brandon Securities Limited (“Brandon Securities”) (Brandon No. 1, Brandon No. 2 and Channel are sometimes hereinafter collectively referred to as the “Partnerships” and the Partnerships, Sacks, Schlosberg and Brandon Securities are sometimes hereinafter collectively referred to as the “Group”), by (i) reflecting on the cover sheet the change of address of the person authorized to receive notices and communications, (ii) reflecting in Item 1 the change of address of the principal executive offices of the Company, (iii) reflecting in Item 2 the change of address of Sacks and Confidential Assignments, Inc. (“CAI”), (iv) disclosing in Items 3, 4(a) and 5(c) the release of certain of the shares of Common Stock and Class B Warrants (as defined in the Original Statement) previously reported as being held in

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escrow pending the receipt of the balance of the purchase price therefor, (iv) disclosing in Item 3 the replacement of Laventhol & Horwath (“Laventhol”) as the independent auditor previously reported as having responsibility for providing certain post-closing accounting services relating to the finalization of the purchase price for the Common Stock and Class B Warrants, (v) reflecting in Item 3 the change in the number of shares of Common Stock pledged by Brandon No. 2, (vi) disclosing in Items 3, 4(a) and 5 the final calculation of the purchase price for the Common Stock and Class B Warrants, (vii) disclosing in Items 4(g) and 6 an Agreement, dated February 14, 1991, between the Company and Omnia Holdings Inc.  (“Omnia”), which requires the Company to obtain the prior consent of Omnia before engaging in certain significant corporate transactions, and (viii) reflecting in Item 7 the filing of certain additional exhibits.

Any capitalized term used in this Amendment No. 1 and not otherwise defined herein shall have the meaning ascribed to such term in the Original Statement.

Item 1.                                                             Security and Issuer.

Item No. 1 is hereby amended as follows:

(i)                                     Delete in its entirety the address “2222 Martin, Suite 260, Irvine, California 92715” appearing on the top of page 9 of the Original Statement and insert in lieu thereof the following address: “4000 Barranca Parkway, Suite 250, Irvine, California 92714.”

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Item 2.                                                             Identity and Background.

Item 2 is hereby amended as follows:

(i)                                     The address for Sacks set forth in the first complete paragraph on page 10 of the Original Statement in response to Item 2(b) is hereby deleted and the following is inserted in lieu thereof: “c/o Unipac Corporation, 4000 Barranca Parkway, Suite 250, Irvine, California 92714.”

(ii)                                  The address for CVI set forth in the carry-over paragraph on page 11 of the Original Statement in response to Item 2(c) is hereby deleted and the following is inserted in lieu thereof: “20 Corporate Park, Suite 295, Irvine, California 92714”.

Item 3.                                                             Source and Amount of Funds.

Item 3 is hereby amended as follows:

(i)                                     Delete in its entirety the first paragraph of Item 3, which starts on the bottom of page 12 and is continued on page 13 of the Original Statement and insert in lieu thereof the following:

“This statement on Schedule 13D relates to a total of 7,339,737 shares of Common Stock beneficially owned by the Group consisting of (i) a total of 6,331,579 shares of Common Stock and a total of 633,158 Callable Common Stock Purchase Warrants, Class B (each a “Class B Warrant”), purchased by the Partnerships for an aggregate purchase price of $6,015,000, which purchase price was obtained from the working capital of the Partnerships, and (ii) an aggregate 375,000 shares of Common Stock issuable upon exercise of certain options held by

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Sacks and Schlosberg, as more specifically described below.  The above stated amounts of shares of Common Stock and Class B Warrants purchased by the Partnerships include 206,186 of the 773,196 shares of Common Stock and 20,618 of the 77,319 Class B Warrants that were issued and delivered into escrow on the date of the Closing for the benefit of Channel and Brandon No. 1 against receipt of the balance of the purchase price therefor by November 30, 1990 (as extended from November 14, 1990, the “Release Date”).  On the Release Date, an additional 206,186 shares of Common Stock and 20,618 Class B Warrants were delivered to Channel and Brandon No. 1 in accordance with their respective interests upon payment of an aggregate additional $200,000 therefor.  The remaining 567,010 shares of Common Stock and 56,701 Class B Warrants held in escrow prior to the Release Date for which payment was not received were returned to the Company and cancelled.  As a result of the purchase of shares of Common Stock and Class B Warrants pursuant to the Purchase Agreement and certain related transactions described below, the Group has collective beneficial ownership of a total of 7,339,737 shares of Common Stock (this total does not include 250,000 shares of Common Stock purchased by certain designees (the “Designees”) of Channel, Brandon No. 1 and Brandon No. 2 pursuant to the Purchase Agreement).”

(ii)                                  Delete in their entirety the first and second complete paragraphs appearing on page 16 of the Original Statement and insert in lieu thereof the following:

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“In addition, on the Release Date, a total of 206,186 shares of Common Stock and 20,618 Class B Warrants were released out of escrow upon the payment of an aggregate additional purchase price of $200,000, subject to the aforementioned adjustments, as follows: (i) Brandon No. 1 received 137,457 of the escrowed shares of Common Stock and 13,746 of the escrowed Class B Warrants upon payment of $133,333 and (ii) Channel received 68,729 of the escrowed shares of Common Stock and 6,872 of the escrowed Class B Warrants upon payment of $66,667.  The remaining 567,010 shares of Common Stock and 56,701 Class B Warrants held in escrow prior to the Release Date were returned to the Company and cancelled.

On March 13, 1991, the final NTAV of CVI on the date of Closing was determined resulting in a decrease from the amount provisionally estimated at $.97 per share to an adjusted amount of $.95 per share and, consequently, the aggregate number of shares of Common Stock and Class B Warrants issued to the Partnerships was increased.  As a consequence of the calculation of the final NTAV, the Company issued to the Partnerships, in accordance with their respective interests, an aggregate additional 130,548 shares of Common Stock and 13,055 Class B Warrants.  In addition, by reason of the adjustment of the purchase price for shares of Common Stock based on the final NTAV calculation, the Company refunded an aggregate of $12,500 to the Designees.

After giving effect to the price adjustment, the Partnerships purchased an aggregate of 6,331,579 shares of

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Common Stock and 633,158 Class B Warrants for an aggregate purchase price of $6,015,000 and the Designees purchased an aggregate of 250,000 shares of Common Stock for an aggregate purchase price of $237,500.

Pursuant to the Purchase Agreement, the balance sheet of CVI as at the date of the Closing was to be audited and reviewed by Laventhol, an independent auditor, which was also to determine final NTAV.  Since Laventhol entered into voluntary bankruptcy proceedings under Chapter 11 of the Bankruptcy Code on November 21, 1990 and ceased performing accounting services, Coopers & Lybrand, an independent auditor (“C&L”), was chosen as Laventhol’s successor by agreement among the parties to the Purchase Agreement.

True copies of a letter, dated March 13, 1991, from Thomas P.  Mikrut of C&L to the parties to the Purchase Agreement regarding the final number of shares of Common Stock and Class B Warrants to which the Partnerships are entitled under the Purchase Agreement and the related calculation of the final NTAV of CVI prepared by C&L (the “Adjustment Statement”) is incorporated by reference as Exhibit 15 hereto and is incorporated herein by reference.  Any description set forth in the Schedule 13D regarding the Adjustment Statement and the related adjustment to the number of, or purchase price for, shares of Common Stock and Class B Warrants issued under the Purchase Agreement, is qualified in its entirety by such reference.

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The calculation of the final NTAV of $.95 per share was determined by C&L in the manner set forth in the Adjustment Statement.”

(iii)                               The number “3,917,526” set forth in the second sentence of the second paragraph appearing on page 17 of the Original Statement is hereby deleted and the number “4,000,000” is inserted in lieu thereof.

Item 4.                                                             Purpose of the Transaction.

Item 4 is hereby amended as follows:

(i)                                     Delete in their entirety the first and second complete paragraphs appearing on page 18 of the Original Statement in response to Item 4(a) and insert in lieu thereof the following:

“As described in Item 3 above, on the Release Date, an aggregate of 206,186 shares of Common Stock and 20,168 Class B Warrants were released from escrow and delivered to Channel and Brandon No. 1 upon the payment of an aggregate additional purchase price of $200,000.

In addition and as also described in Item 3 above, on March 13, 1991, the purchase price for the Common Stock and Class B Warrants was adjusted based upon the final NTAV of CVI as set forth in the Adjustment Statement.  The adjustment to the purchase price based upon a final NTAV of $.95 per share resulted in the issuance by the Company to the Partnerships, in accordance with their respective interests, of an aggregate additional 130,548 shares of Common Stock and 13,055 Class B Warrants.”

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(ii)                                  Delete in its entirety the response “Not Applicable” to Item 4(g) appearing on the bottom of page 21 of Original Statement and insert in lieu thereof the following:

“A true copy of an Agreement, dated February 14, 1991 (the “Omnia Agreement”), between the Company and Omnia is incorporated by reference as Exhibit 16 hereto and is incorporated herein by reference.  Any description set forth in the Schedule 13D of the terms and conditions of the Omnia Agreement is qualified in its entirety by such reference.

Omnia is a Panamanian corporation which is a limited partner of Brandon No. 1 and Channel.  Walton Imrie (“Imrie”) is the controlling person of Omnia and a business associate of Sacks and Schlosberg.  Except as described below, to the knowledge of the members of the Group, neither Omnia nor Imrie has any direct or indirect beneficial interest in shares of Common Stock of the Company.  Omnia’s interest in the securities of the Company consists solely of the limited partnership interest it holds in Brandon No. 1 and Channel, each of which owns directly shares of Common Stock and Class B Warrants.  Imrie’s interest in the securities of the Company consists solely of 75,000 shares of Common Stock which he acquired as one of the Designees under the Purchase Agreement.

The Omnia Agreement provides, among other things, that without the prior consent of Omnia and so long as Omnia is a limited partner of Brandon No. 1 and Channel, the Company cannot, among other things, (i) sell or acquire assets constituting the whole or greater part of its assets, (ii) materially change the nature of its business, (iii) merge,

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consolidate or dissolve, (iv) issue a material number of shares of its capital stock, except in the ordinary course of business or as contemplated by the Purchase Agreement or (v) amend its Certificate of Incorporation or By-laws with respect to any material matter.  The provisions of the Omnia Agreement which require the prior consent of Omnia to certain significant corporate actions may operate to prevent or impede an acquisition of control of the Company.”

Item 5.                                                             Interest in Securities of Issuer.

Item 5 is hereby amended as follows:

(i)                                     Delete Item 5 in its entirety and insert in lieu thereof the following (including the Footnotes set forth below):

(a)                                  “As of the date hereof, the aggregate number and percentage of Common Stock beneficially owned by the Group is 7,339,7372(2) shares of Common Stock or 89.3% of 8,218,472(3) shares of Common Stock issued and outstanding or deemed issued

(2)                                  Includes (i) 633,158 shares or 7.7% of the Common Stock, issuable upon exercise of all of the Class B Warrants held by the Partnerships, (ii) 187,500 shares or 2.3% of Common Stock issuable upon the exercise of the options granted to Sacks pursuant to the Sacks Agreement, and (iii) 187,500 shares or 2.3% of the Common Stock issuable upon the exercise of the options granted to Schlosberg pursuant to the Schlosberg Agreement.  N.B.  All percentages stated in this Item 5 assume exercise of all of the rights to purchase Common Stock described in this Footnote 2.

(3)                                  The total shares are comprised of the 7,210,314 shares of Common Stock issued and outstanding plus the total number of shares issuable to members of the Group pursuant to the rights to purchase shares described in the Footnote 2.

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and outstanding for purposes of calculating the percentage of ownership.  As of the date hereof, Channel, Brandon No. 1 and Brandon No. 2 directly beneficially own l,387,544(4) shares or 18.9% of the Common Stock, 1,177,193(5) shares or 16.1% of the Common Stock, and 4,400,000(6) shares or 57.8% of the Common Stock, respectively.

As of the date hereof, Schlosberg beneficially owns an aggregate of 7,152,237(7) shares or 89.1% of the Common Stock.  The nature of his beneficial ownership is as follows: (i) 187,500 shares or 2.3% of the Common Stock, relating to shares to be owned directly upon exercise of all of the options granted pursuant to the Schlosberg Agreement, (ii) 1,387,544(8) shares or 18.9% of the Common Stock, relating to shares owned indirectly by virtue of his position as the sole general partner of Channel, (iii) 1,177,193(9) shares or 16.1% of the

(4)                                  Includes 126,140 shares or 1.5% of the Common Stock issuable upon the exercise of the Class B Warrants held by Channel.

(5)                                  Includes 107,018 shares or 1.3% of the Common Stock issuable upon the exercise of Class B Warrants held by Brandon No. 1.

(6)                                  Includes 400,000 shares or 4.9% of the Common Stock issuable upon the exercise of Class B Warrants held by Brandon No. 2.

(7)                                  See Footnotes 4, 5 and 6.  Also includes 187,500 shares or 2.3% of the Common Stock issuable upon the exercise of the options granted pursuant to the Schlosberg Agreement.

(8)                                  See Footnote 4.

(9)                                  See Footnote 4.

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Common Stock, relating to shares owned indirectly by virtue of his position as one of the general partners of Brandon No. 1 and as  the controlling person of Brandon Securities, another general partner of Brandon No. 1, and (iv) 4,400,000(10) shares or 57.8% of the Common Stock, relating to shares owned indirectly by virtue of his position as one of the general partners of Brandon No. 2 and as the controlling person of Brandon Securities, another general partner of Brandon No. 2.

As of the date hereof, Sacks beneficially owns an aggregate of 5,764,693(11) shares or 72.9% of the Common Stock.  The nature of his beneficial ownership is as follows: (i) 187,500 shares or 2.3% of the Common Stock, relating to shares to be owned directly upon exercise of all of the options granted pursuant to the Sacks Agreement; (ii) 1,177,193(12) shares or 16.1% of the Common Stock, relating to shares owned indirectly by virtue of his position as one of the general partners of Brandon No. 1, and (iii) 4,400,000(13) shares or 57.8% of the Common Stock, relating to shares owned indirectly by virtue of his position as one of the general partners of Brandon No. 2.

(10)                            See Footnote 6.

(11)                            See Footnotes 5 and 6.  Also, includes 187,500 shares or 2.3% of Common Stock issuable upon the exercise of the options granted to Sacks pursuant to the Sacks Agreement.

(12)                            See Footnote 5.

(13)                            See Footnote 6.

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As of the date hereof, Brandon Securities indirectly beneficially owns 5,577,193(14) shares or 72.3% of the Common Stock, relating to shares owned indirectly by virtue of its position as one of the general partners of Brandon No. 1 and Brandon No. 2.

As of the date hereof, none of Channel Management or its controlling person, executive officers, or directors own beneficially, whether directly or indirectly, any shares of Common Stock.

Each of the members of the Group disclaims beneficial ownership of the Common Stock held on behalf of the other reporting persons other than, in the case of Sacks, the Common Stock and Class B Warrants held by Brandon No. 1 and Brandon No. 2, in the case of Schlosberg, the Common Stock and Class B Warrants held by Channel, Brandon No. 1 and Brandon No. 2, and, in the case of Brandon Securities, the Common Stock and Class B Warrants held by Brandon No. 1 and Brandon No. 2.

(b)                                 Channel has the sole power to vote and dispose of 1,387,544 shares or 18.9% of the Common Stock that is directly beneficially owned by it.  Brandon No. 1 has sole power to vote and dispose of 1,177,193 shares or 16.1% of the Common Stock that is directly beneficially owned by it.  Brandon No. 2 has sole power to vote and dispose of 4,400,000 shares or 57.8% of the Common Stock that is directly beneficially owned by it.  Schlosberg may be deemed (i) to have

(14)                            See Footnotes 5 and 6.

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sole power to vote and dispose of 187,500 shares or 2.3% of the Common Stock that is directly beneficially owned by him, (ii) to have sole power to vote and dispose of all of the 1,387,544 shares or 18.9% of the Common Stock that is directly beneficially owned by Channel, by virtue of his position as the general partner of Channel, (iii) to have shared power to vote and dispose of all of the 1,177,193 shares or 16.1% of the Common Stock that is directly beneficially owned by Brandon No. 1, by virtue of his position as one of the general partners of Brandon No. 1 and as a controlling person of Brandon Securities, another general partner of Brandon No. 1, and (iv) to have shared power to vote and dispose of all of the 4,000,000 shares or 57.8% of the Common Stock that is directly beneficially owned by Brandon No. 2, by virtue of his position as one of the general partners of Brandon No. 2 and the controlling person of Brandon Securities, another general partner of Brandon No. 2.  Sacks may be deemed (i) to have sole power to vote and dispose of 187,500 shares or 2.3% of the Common Stock that is directly beneficially owned by him, (ii) to have shared power to vote and dispose of all of the 1,177,193 shares or 16.1% of the Common Stock that is directly beneficially owned by Brandon No.1, by the virtue of his position as one of the general partners of Brandon No. 1 and (iii) to have and shared power to vote and dispose of all of the 4,400,000 shares or 57.8% of the Common Stock that is directly beneficially owned by Brandon No. 2, by virtue of his position as one of the general partners of Brandon No. 2.  Brandon

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Securities may be deemed (i) to have shared power to vote and dispose of all of the 1,177,193 shares or 16.1% of the Common Stock that is directly beneficially owned by Brandon No. 1, by virtue of its position as one of the general partners of Brandon No. 1 and (ii) to have shared power to vote and dispose of all of the 4,400,000 shares or 57.8% of the Common Stock that is directly beneficially owned by Brandon No. 2, by virtue of its position as one of the general partners of Brandon No. 2.  None of Channel Management or its controlling person, executive officers or directors has sole or shared power to vote or direct the vote or dispose or direct the disposition of any shares of Common Stock.

(c)                                  See Item 3 for a description of the purchase of shares of Common Stock and Class B Warrants by the Partnerships, including those shares of Common Stock and Class B Warrants delivered to Channel and Brandon No. 1 after being released from escrow.  In addition, see Items 3 and 4(a) for a description of the purchase price adjustment which resulted in an increase in the number of shares of Common Stock and Class B Warrants received by the Partnerships pursuant to the Purchase Agreement.”

Item 6.                    Contracts, Arrangement, Understandings or
Relationships with Respect to the Securities of the Issuer.

Item 6 is hereby amended as follows:

(i)                                     Insert immediately after the end of the carry-over paragraph on the top of page 34 of the Original Statement the following:

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“As previously described in Item 4(g), the Company and Omnia have entered into the Omnia Agreement, which, among other things, provides that the Company, without the prior consent of Omnia, cannot, among other things, (i) sell or acquire assets consisting the whole or greater part of its assets, (ii) materially change the nature of its business, (iii) merge, consolidate or dissolve, (iv) issue a material number of shares of its capital stock other than in the ordinary course of business or as contemplated by the Purchase Agreement or (v) amend its Certificate of Incorporation or By-laws with respect to any material matter.”

Item 7.                    Materials to be Filed as Exhibits.

Item 7 is hereby amended as follows:

(i)                                     insert the following after number “14” thereof:

“15.  Letter, dated March 13, 1991, from Thomas P.  Mikrut of C&L to the parties to the Purchase Agreement with attached Adjustment Statement prepared by C&L.

16.                                 Omnia Agreement, dated February 14, 1991, between the Company and Omnia.”

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SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  March 29, 1991

BRANDON SECURITIES LIMITED		BRANDON LIMITED PARTNERSHIP NO. 1

By:	/s/ RODNEY CYRIL SACKS	By:	/s/ RODNEY CYRIL SACKS
Name:	Rodney Cyril Sacks	Name:	Rodney Cyril Sacks
Title:	Director	Title:	General Partner

By:	/s/ RODNEY CYRIL SACKS	BRANDON LIMITED PARTNERSHIP NO. 2
Rodney Cyril Sacks,
Individually		By:	/s/ RODNEY CYRIL SACKS
		Name:	Rodney Cyril Sacks
		Title:	General Partner

/s/ HILTON HILLER SCHLOSBERG*
Hilton Hiller Schlosberg,
Individually

CHANNEL LIMITED PARTNERSHIP
		By:	/s/ HILTON HILLER SCHLOSBERG*
Name: Hilton Hiller Schlosberg
Title: General Partner

*		By:	/s/ RODNEY CYRIL SACKS
Rodney Cyril Sacks
Attorney-in-fact

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INDEX OF EXHIBITS

Exhibit No.	Description	Page of this Schedule
15	Adjustment Statements, dated March 13, 1991, prepared by C&L referred to in Items 3 and 4(a) hereof	Incorporated by reference to Exhibit 2 of the Company’s Current Report on Form 8-K dated March 13, 1991

16	Omnia Agreement, dated February 14, 1991, between the Company and Omnia, referred to in Items 4(g) and 6 hereof	Incorporated by reference to Exhibit 10(k) of the Company’s annual report on Form 10-K for the year ended December 31, 1990

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